EXHIBIT 99

KOGER EQUITY, INC.
 225 NE Mizner Boulevard, Suite 200
Boca Raton, Florida 33432

NEWS

Koger Equity, Inc. Acquires Properties in Rockville, Maryland
Company’s First Acquisition in Suburban Washington, DC Market

Boca Raton, Florida—April 5, 2004— Koger Equity, Inc. (NYSE:KE) announced today that it has acquired four properties, including two Class “A” office buildings, a ground lease and an undeveloped parcel of land located in the Decoverly Office Park in Rockville, Maryland. This acquisition marks the Company’s entry into the suburban Washington, DC area. The Company will fund the acquisition through the use of proceeds from its January 2004 common stock offering.

The two office buildings aggregate approximately 155,000 square feet of rentable space, and are currently 91.6% occupied. The undeveloped land parcel contains 3.2 acres with an approved site plan for a four-story 105,000 square foot office building.

Tom Crocker, Chief Executive Officer, said, “We are excited to be entering the suburban Washington, DC market with this acquisition. This transaction complements our strategy of acquiring in-fill locations with strong, long-term growth potential, and in this case includes a future development opportunity. We believe Koger has developed a solid reputation as one of the leading “Class A” office owners in the Southeastern United States and hope to build on that as we expand into the suburban Washington, DC market.”

Estimates and certain other matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Koger Equity, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions; there can be no assurance that its expectations will be attained. Certain factors that could cause actual results to differ materially from the Company’s expectations are set forth as risk factors in the Company’s SEC reports and filings, including its annual report on Form 10-K. Included among these factors are changes in general economic conditions, including changes in the economic conditions affecting industries in which its principal tenants compete; its ability to timely lease or re-lease space at current or anticipated rents to creditworthy tenants; its ability to achieve economies of scale over time; the demand for tenant services beyond those traditionally provided by landlords; changes in interest rates; changes in operating costs; its ability to attract and retain high-quality personnel at a reasonable cost in a highly competitive labor environment; future demand for its debt and equity securities; its ability to refinance its debt on reasonable terms at maturity; and its ability to complete current and future development projects on schedule and on budget. Many of these factors are beyond the Company’s ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements contained or incorporated by reference herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

About Koger Equity

Koger Equity, Inc. owns or has interests in 132 office buildings, containing 10.4 million rentable square feet, primarily located in 20 suburban office projects and two urban centers in 12 metropolitan areas in the Southeastern United States, Texas and Maryland.

For more information about Koger Equity, contact its website at http://www.koger.com or Investor Relations, 225 NE Mizner Boulevard, Suite 200, Boca Raton, Florida 33432-3945, or call 1-800-850-2037.

CONTACT: Investor Relations

Thomas Brockwell,
800-850-2037
or
Integrated Corporate Relations
Brad Cohen
203-222-9013